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                                                                   EXHIBIT 10.17


                             SUB-LICENSE AGREEMENT


         THIS SUB-LICENSE AGREEMENT, made and entered into as of this 21st day of February, 1995, by and among Saliva Diagnostic Systems (Singapore) Pte. Ltd., a corporation organized under the laws of Singapore and having its principal place of business at 12, Science Park Drive, #02-01, The Mendel, Singapore Science Park, Singapore 0511 (hereinafter referred to as "SDS Singapore"); Saliva Diagnostic Systems Inc., a corporation organized under the laws of the State of Delaware, USA, and having its principal place of business at 11719 NE 95th Street, Vancouver, Washington 98682 USA (hereinafter referred to as "SDS Inc"); and Fremont Novo Sciences. L.L.C., a limited liability company organized under the laws of the State of Illinois, USA and having its principal place of business at 175 North Franklin Street, Suite 302, Chicago, Illinois 60606 USA (hereinafter referred to as "FNS");

         WHEREAS, SDS Inc. has developed and is continuing to develop certain diagnostic products and procedures for the non-invasive or minimally-invasive collection and testing of saliva and blood to detect the presence of contagious diseases, including but not limited to HIV 1 & 2, Hepatitis B & C and TB (hereinafter included in the term "Products"); and

         WHEREAS, SDS Inc. has granted, by that certain License Agreement dated August 16, 1994 (hereinafter referred to as the "License Agreement"), the exclusive right to manufacture and distribute the Products in a territory which includes India; and
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         WHEREAS, SDS Singapore desires to grant to FNS the (i) exclusive sub-license to distribute the Products within India, and (ii) exclusive right to manufacture the Products in India for distribution in India; and

         WHEREAS, SDS Inc. desires to consent to SDS Singapore's grant to FNS of the (i) exclusive sub-license to distribute the Products within India, and
(ii) exclusive right to manufacture the Products in India for distribution in India;

         NOW THEREFORE, in consideration of the premises, and the mutual covenants, conditions, agreements and promises contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS. For purposes of this Sub-license Agreement, the following terms shall, unless the context otherwise requires, have the following definitions and meanings:

         a. "License Agreement" shall mean that certain agreement dated August 16, 1994, by and between SDS Singapore and SDS Inc. wherein SDS Inc. grants to SDS Singapore the exclusive rights to manufacture and distribute diagnostic devices and other products invented, improved and/or developed by SDS Inc. in a territory encompassing Asia and Oceana, including India.

         b. "Products" shall include diagnostic products and procedures for the non-invasive or minimally-invasive collection and testing of saliva and blood to detect the presence of contagious diseases, including but not limited to, HIV 1 & 2, Hepatitis B & C, and TB; "Omni-SAL"; "SDS Sero-Strip"; and "SDS Hema-Strip"; as well as all products and/or procedures which fall within the meaning of the

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                 following terms as those terms are defined in the License
                 Agreement: "Invention", "Improvements", "Know-How", "Licensed Marks", "Licensed Products", and "Other Licensed Products".

         c. "Omni-SAL" shall mean that certain saliva collection device which is the subject matter of United States Patent Number 5,260,031, dated November 9, 1993, and any enhancements or improvements to the same, whether such enhancements or improvements are or are not covered by other patents.

         d. "SDS Sero-Strip" shall mean a dry rapid assay strip for HIV 1 & 2 which uses serum or plasma separated by centrifugation of whole blood obtained by phlebotomy, The actual test is accomplished by a proprietary method developed and owned by SDS Inc. that permits visual confirmation of the results.

         e. "SDS Hema-Strip" shall mean a dry rapid assay strip for HIV I & 2 to which whole blood obtained via finger prick is used; the separation of the serum occurs on the strip itself. The actual test is accomplished by a proprietary method developed and owned by SDS Inc. that permits visual confirmation of the results.

2.       WARRANTIES.   SDS Singapore and SDS Inc. hereby represent and warrant
         that SDS Singapore is the exclusive licensee for India and that there are no other licensees or sublicensees under the License Agreement for India. SDS Singapore and SDS Inc. also hereby represent and warrant that SDS Singapore and/or SDS Inc. has(ve) the exclusive right to manufacture and distribute the SDS Sero-Strip and SDS Hema-Strip in India. SDS Singapore and SDS Inc.

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         jointly and severally agree to hold harmless and fully indemnify FNS from any losses, damages or other adverse consequences that may be suffered by FNS for any breach of the representations and warranties contained herein.

3. GRANT OF SUB-LICENSE. In consideration of FNS' promise to pay certain fees as set forth in paragraph 6 hereinafter, SDS Singapore grants to FNS a complete assignment and transfer (hereinafter referred to the "Sub-License") of all of its rights under the License Agreement for the marketing, sale and distribution of the Products within India, except as provided in paragraph 5 hereinafter, for the term of this Sub-License Agreement and any extensions hereof. SDS Inc., recognizing that the Sub-License will further the purposes of SDS Inc. under the License Agreement, hereby consents to the grant of the Sub-License.

4. GRANT OF MANUFACTURING RIGHTS. In the event that FNS demonstrates that FNS can manufacture SDS Inc. Products of equal quality as those of SDS Singapore as determined by SDS Inc. (or any one of the Products) in India at a cost equal to or less than the price (including freight) ,charged by SDS Singapore to FNS for such Products (or one of the Products, as the case may be), then, in consideration of FNS' promise to pay a certain royalty as set forth in paragraph 6f hereinafter, SDS Singapore shall grant to FNS a complete assignment and transfer of its rights to manufacture in India under the License Agreement (hereinafter referred to as the "Manufacturing Rights") the Products for distribution and sale within India for the term of this Agreement and any extensions

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         hereof, SDS Inc., recognizing that a grant hereunder of Manufacturing
         Rights will further the purposes of SDS Inc. under the License Agreement, hereby consents to such grant of the Manufacturing Rights, SDS Inc. shall have the right to establish, maintain and monitor quality control manufacturing standards (equal to those applicable to SDS Singapore) which FNS shall adhere to in its manufacturing operations.

         SDS Singapore shall have the right to purchase Products manufactured by FNS in India for distribution and sale by SDS Singapore in the territory, excluding India, covered by the License Agreement, provided that FNS may allocate a portion or all of its manufacturing capacity and production to satisfy its own distribution and sale needs within India.

5. TRANSACTIONS EXCLUDED FROM THE SUB-LICENSE. The parties hereto hereby agree that all sales of Products by SDS Singapore directly to WHO, USAID, UNICEF and UNDP without assistance from FNS shall be excluded from the SubLicense.

6. FEES. In consideration for the grant of the Sub-License and Manufacturing Rights and other undertakings, agreements, and consents herein contained of SDS Singapore and SDS Inc., FNS agrees to pay SDS Singapore the following:

         a. Prior to March 1, 1995, provided that the five hundred (500) SDS Sero-Strips have been delivered as set forth in paragraph 7.a.l. hereinafter, FNS shall remit to SDS Singapore, via wire transfer, the sum

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                 of US $25,000.

         b. Prior to March 1, 1995, FNS shall remit to SDS Singapore, via wire transfer, the sum of US $10,000 for the rights to distribute in India the Omni-SAL collection device.

         c. Within 5 days of the receipt of acceptable evaluation of the five hundred (500) SDS Sero-Strips, as set forth in paragraph 7.a.l. hereinafter, FNS shall remit to SDS Singapore, via wire -transfer, the sum of US $25,000.

         d. Within 5 days of receiving five hundred (500) SDS Hema-Strips, as set forth in paragraph 7.a.2. hereinafter, FNS shall remit to SDS Singapore, via wire transfer, the sum of US $25,000.

         e. Within 5 days of the receipt of acceptable evaluation of five hundred (500) SDS Hema-Strips, as set forth in paragraph 7.a.2. hereinafter FNS shall remit to SDS Singapore, via wire transfer, the sum of US $25,000.

         f. In consideration for the grant by SDS Singapore of the Manufacturing Rights to FNS, FNS shall pay to SDS Singapore a royalty which shall be equal to 8% of FNS' sale price of the Products; provided, however, that this royalty shall not apply to any sales made by FNS to SDS Singapore or SDS Inc.

7.      PURCHASE OF PRODUCTS.

        a.       INITIAL PURCHASES.

                 1. SDS Sero-Strips. FNS shall purchase from SDS Singapore five hundred (500) SDS Sero-Strips at a price of US $1.80 each. SDS Singapore shall deliver these SDS Sero-Strips to FNS at its


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                          principal place of business in Chicago, Illinois not
                          later than February 17, 1995. FNS shall have these SDS Sero-Strips evaluated by an independent testing service in India under local conditions. Minimum acceptable results of such evaluation shall consist of sensitivity and specificity of greater than 98% when compared to a reference method. Results and other data collected during such evaluation shall be shared With SDS Singapore. All costs associated with the evaluation, including confirmatory costs, shall be borne by FNS.

                 2. SDS Hema-Strips. FNS shall purchase from SDS Singapore five hundred (500) SDS Hema-Strips at a price of US $ 1.80 each. FNS shall have these SDS Hema-Strips evaluated by an independent testing service in India under local conditions. Minimum acceptable results of such evaluation shall consist of sensitivity and specificity of greater than 98% when compared to a reference method. Results and other data collected during such evaluation shall be shared with SDS Singapore. All costs associated with the evaluation, including confirmatory costs, shall be borne by FNS.

         b. PRICES. Under the Sub-License FNS shall be entitled to purchase all Products from SDS Singapore at prices (FOB Singapore) not exceeding those prices for the Products sold by SDS Singapore to third parties within the "Territory" under the License Agreement. FNS shall be entitled to any and all volume or other discounts, rebates, promotions or

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                 any other incentives as are offered by SDS Singapore to
                 third parties.

         c. QUANTITIES. FNS agrees to purchase from SDS Singapore minimum quantities or minimum monetary values of the Products as set forth in Exhibit A to this Sub-License Agreement, and made a part hereof.

         d. QUALITY. SDS Singapore agrees to maintain the quality of the Products as the same exists at the time this Sub-License Agreement is executed, and agrees to use its best efforts to improve or enhance the Products during the term of this Sub-License Agreement and any extensions thereto.

8. TERM. This Sub-License Agreement shall be effective as of the date set forth on the first page hereof, and shall remain in full force and effect for a period of five (5) years thereafter, following which FNS shall have the option of extending this Sub-License Agreement on the same terms and conditions contained herein including this paragraph 8 for subsequent periods of five (5) years each, provided that FNS has made the minimum purchases set forth in Exhibit A hereto, by giving written notice to the other parties hereto not later than thirty (30) days prior to the applicable expiration date. In the event the License Agreement is terminated, this SubLicense Agreement shall terminate simultaneously, unless the termination of the License Agreement is caused by action or omission of SDS Singapore, in which case, FNS shall have the option to continue as a direct licensee of SDS Inc. on the same terms and conditions as this SubLicense Agreement provides, and in that event for purposes of this Sub-License Agreement, SDS Inc. shall be

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         substituted in place of SDS Singapore.  Said option shall be exercised by written notice given to SDS Inc. not later than ninety (90) days after termination of the License Agreement.

9. CONFIDENTIAL INFORMATION. Each of the parties acknowledge that each has imparted to the other parties and may from time to time impart to the other parties information of a confidential nature and each party undertakes and agrees that it will use such confidential information solely for purposes of this sub-License Agreement and that it shall not disclose directly or indirectly to any other person or entity such confidential information other than as may be required to fulfill the purposes of this Sub-License Agreement, without the express prior written consent of the other parties to this Sub-License Agreement. Where such disclosure is made to any other person or entity as aforesaid, the party making such disclosure shall ensure that such other person or entity complies with the provisions of this paragraph.

10. ASSIGNMENT. Except as provided hereinafter, no party to this Sub-License Agreement shall be entitled to assign or transfer any of its rights or obligations hereunder without the express prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; notwithstanding anything to the contrary hereinbefore provided, any party may without the consent of the other parties hereto transfer or assign its rights and/or obligations under this Sub-License Agreement to any "related entity". For purposes of this paragraph 10

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         a "related entity" shall be deemed to be any juridical entity at least
         20% of the ownership of which (i) is owned by a party hereto, or (ii) is owned by the owners of at least 20% of a party hereto. Notice of any assignment or transfer hereunder shall be given to the other parties hereto in writing and shall designate the assignee or transferee and shall specify the rights and/or obligations so assigned or transferred.

11. WAIVER. Failure for any reason by one party to this Sub-License Agreement to enforce at any time any provisions of this Sub-License Agreement shall not be construed nor deemed to be a waiver of any rights of such party nor in any manner affect the validity of the whole or any part of this Sub-License Agreement nor prejudice the rights of such party to subsequently take any action permitted it under this Sub-License Agreement.

12. NOTICES. Any notice required or permitted under this Sub-License Agreement or required by statute, regulation or court order shall be in writing and shall be delivered in person, mailed by certified or registered mail postage prepaid, or transmitted by facsimile to the respective parties as follows:

         SDS Singapore:   Saliva Diagnostics Systems
                          (Singapore) Pte.  Ltd.
                          Attention: Duke van Kalken
                          12, Science Park Drive, #02-01
                          The Mendel, Singapore Science Park
                          Singapore
                          Facsimile:       65-773-6733

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SDS Inc.                  Saliva Diagnostics Systems Inc.
                          Attention: Ronald L. Lealos
                          11719 N.E. 95th Street
                          Vancouver, Washington 98682 USA
                          Facsimile: 206-254-7942

FNS:                      Fremont Novo Sciences, L.L.C.
                          Attention: David F. Wolf
                          175 North Franklin Street
                          Suite 302
                          Chicago, Illinois 60606 USA
                          Facsimile: 312-263-2549

         or to such other address or facsimile number as may from time to time be designated by notice hereunder. Any notice hereunder shall be deemed given upon delivery, posting, or facsimile transmission, as the case may be.

13. INVALIDITY AND SEVERABILITY. If any provision of this Sub-License Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Sub-License Agreement, and to the extent of such invalidity or unenforceability, such provisions shall be deleted. All provisions not affected by such invalidity or unenforceability shall remain in full force and affect. The parties shall attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable


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         provision. If by virtue of any subsequent change in the applicable law, any of the provisions of this Sub-License Agreement becomes void, voidable or otherwise unenforceable, the parties agree to negotiate in good faith to amend or modify such provision to such extent as may be necessary to gave the same within the spirit and general intent of this Sub-License Agreement.

14. ENTIRE AGREEMENT. This Sub-License Agreement supersedes any arrangements, undertakings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Sub-License Agreement and constitutes the entire understanding between the parties hereto. No addition, amendment to, or modification of this Sub-License Agreement shall be effective unless it is in writing and signed by and on behalf of all parties hereto.

15. GOVERNING LAW AND ARBITRATION. This Sub-License Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, U.S.A. Any dispute arising out of or in connection with this Sub-License Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Chicago, Illinois, U.S.A. in accordance with the Arbitration Rules of the American Arbitration Association then currently in force, which rules are deemed to be incorporated by reference into this paragraph.

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         IN WITNESS WHEREOF, the parties hereto have caused this Sub-License
Agreement to be executed in triplicate as of the day and year first above written.


Saliva Diagnostic Systems                        Saliva Diagnostic Systems Inc.
(Singapore) Pte. Ltd.

By /s/ Duke van Kalken                           By /s/ Ronald L. Lealos
Title Managing Director                          Title President

Fremont Novo Sciences, L.L.C.

By /s/ David F. Wolf
Title Managing Director

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                                   EXHIBIT A

FNS agrees to purchase during the specified period the following Products from SDS Singapore in either the minimum quantity or minimum monetary amount (whichever is applicable) set opposite each individual product:

                          Period                  Quantity             US $
                          ------                  --------             ----
1.       Omni-SAL         First 15 months         100,000
                          of the Agreement        units

2.       SDS Sero-Strip   To be mutually agreed by the parties within thirty (30) days of the date hereof.

3.       WS Hema-Strip    To be mutually agreed by the parties within thirty (30) days of the date hereof.





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